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                                                                      Exhibit 99
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Thursday November 9, 4:40 pm Eastern Time

Press Release

BSB Bancorp, Inc. Names Howard W. Sharp as President & CEO

BINGHAMTON, N.Y.--(BUSINESS WIRE)--Nov. 9, 2000--The Board of Directors of BSB Bancorp, Inc. (NASDAQ: BSBN - news), announced today that Howard W. Sharp will
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serve as the new president and chief executive officer of both the Company and its subsidiary, BSB Bank & Trust Company. Mr. Sharp also joins the Boards of Directors of both companies.

William C. Craine, chairman of the Board of Directors of BSB stated, "We are very pleased that we have successfully completed our search for a new president and CEO. Howard has a very strong and diversified commercial banking background, spanning 30 years. His credentials include extensive experience in the area of commercial lending. He has an admirable track record of originating and managing loan portfolios, while maintaining a strong credit culture. We are confident that his leadership in this area will help BSB re-build shareholder value. In addition to the support of the Board, we are confident that Howard will have the complete support of our management team as we focus on the strategic direction of our Company."

Mr. Sharp stated, "I am pleased to join BSB. This is a wonderful opportunity to work with a great management team, and a strong franchise in the Southern Tier and Central Regions of upstate New York. The markets served by the Bank have shown a strong acceptance of its style of community banking and we will continue that commitment to first class service while maintaining an unwavering focus on asset quality. I look forward to the opportunity to restore shareholder confidence in the Company, as we re-focus operations to build value in pursuit of the best long term interests of shareholders."

Sharp replaces interim president and chief executive officer, Thomas L. Thorn. Mr. Thorn, who has been a director of BSB since 1995 and agreed to fill the interim position earlier this year, will remain on the Boards of both the Holding Company and the Bank. Thorn also has agreed to continue to serve as an interim executive officer to assist in an orderly transition of responsibilities. Mr. Craine commented on the service of Mr. Thorn, saying, "Tom has served this Company with distinction during his tenure as interim president and the Board and employees are indebted to him for his contributions. We look forward to his continued participation as a director."
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Sharp most recently was associated with M & T Bank, where he served as president of its Syracuse Region since April 1998. In that position, he was responsible for supervision of all the Bank's activities in the region. Prior to 1998, he served in various senior management positions with OnBancorp Inc. and its principal subsidiary, OnBank & Trust Co. OnBancorp was a $6 billion bank holding company headquartered in Syracuse, New York, which was acquired by M&T Bank in 1998. At the time of the acquisition, Sharp was senior executive vice president and chief operating officer of both OnBancorp and its lead bank.

Prior to joining OnBancorp in 1989, Sharp served as CEO and in various other management positions with subsidiary banks of Boatmen's Bancshares Inc., a $30 billion bank holding company located in St. Louis, Mo.

Contact:
  BSB Bancorp, Inc., Binghamton
  Thomas L. Thorn, Acting President & CEO, 607/779-2584 www.bsbbank.com
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